Exhibit 99.1
April 26, 2007

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com
KCS First Quarter 2007 Revenues, Operating Income and Operating
Ratio Improve; EPS nearly doubles over Prior Year
First Quarter Highlights
•	Revenues of $411.3 million, a 6 % increase over 2006.

•	Operating income of $72.4 million compared with $61.3 million in 2006.

•	Operating ratio of 82.4%, a 1.8 point improvement from last year.

•	Diluted EPS of $0.21 compared with $0.11 in 2006
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) recorded first quarter 2007 revenues of $411.3 million, a 5.9% increase over first quarter 2006. The revenue growth was attributable to a continued strong pricing environment and carload growth in some of the company’s business segments.
For the first quarter, KCS revenues were led by coal, which had revenue growth of 13.3% in the quarter, and chemical and petroleum products, which experienced revenue increases of 12.5% quarter over quarter. In addition, in the first quarter, revenues in agriculture and minerals increased 8.6%, paper and forest products grew 0.9%, and intermodal improved 11.6%. Only the automotive commodity group declined reflecting a continued sluggish North American automobile market. Automotive revenue was down 8.5 % in the first quarter.
First quarter operating expenses were $338.9 million, an increase of only 3.6% over last year. Operating income for the first quarter of 2007 was $72.4 million compared with $61.3 million last year, an 18.1 % improvement. The first quarter 2007 operating ratio was 82.4%, a 1.8 point reduction from first quarter 2006 and in line with company expectations as first quarter is generally the most challenging operational quarter in North American railroading.
Net income available to common shareholders in the first quarter totaled $17.0 million, or $0.21 per diluted share, compared with net income available to common shareholders of $8.0 million, or $0.11 per diluted share in first quarter 2006. This 91% increase in EPS was achieved even with a higher diluted share count: 90.3 million in first quarter 2007 versus 75.7 million in 2006.

Comments from the Chairman
KCS Chairman and Chief Executive Officer Michael R. Haverty stated, “A number of metrics that are key indicators of a company’s performance illustrate KCS’ improvement in the first quarter of 2007 compared with the previous year. These improvements reinforce our confidence that KCS will achieve the ambitious targets we established for 2007. The 6% growth in revenues is indicative of the yield improvement in the North American railroad industry and solid organic growth in coal, intermodal, and chemicals. In addition, we are encouraged that some of our strongest revenue growth has come in areas that traditionally provide attractive margins.
“KCS’ operating ratio in the first quarter improved by nearly two points over the previous year due to concerted efforts across the company to control costs and improve revenues in spite of difficult winter conditions that had substantial impacts on both our operations and those of our interchange partners. The first quarter typically produces the highest operating ratios for all the Class I railroads and 2007 was no different. That KCS was able to trim almost two points from last year’s operating ratio even with less than ideal operating conditions certainly helps set us up for meeting our stated goal of a 2007 operating ratio below 80%.
“Despite a first quarter 2007 diluted share count nearly 15 million shares higher than a year ago, and a few special considerations in Mexico, KCS nearly doubled its EPS. This first quarter EPS performance is in line with where we expected to be in order to achieve our projected earnings growth for the entire year 2007.
“Shareholders should understand that we view KCS’s first quarter performance as only the beginning and that we remain steadfast in our efforts to improve operational and financial performance throughout the balance of the year.”
Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2006, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments

Kansas City Southern
Revenue & Carloadings By Commodity — First Quarter 2007
(Dollars in Millions)

Carloadings				Revenue

First Quarter		%		First Quarter		%
2007	2006 (a)	Change		2007	2006 (a)	Change

			Coal
62,299	60,985	2.2%	Unit Coal	$35.6	$32.0	11.3%
12,844	12,023	6.8%	Other Coal	9.5	7.8	21.8%

75,143	73,008	2.9%	Total	45.1	39.8	13.3%

			Paper & Forest Products
30,272	33,879	(10.6%)	Pulp/Paper	40.1	37.8	6.1%
2,881	2,120	35.9%	Scrap Paper	3.7	2.0	85.0%
5,043	5,158	(2.2%)	Pulpwood/Logs/Chips	4.2	3.3	27.3%
6,454	8,342	(22.6%)	Lumber/Plywood	8.9	10.4	(14.4%)
29,231	35,786	(18.3%)	Metal/Scrap	36.7	37.3	(1.6%)
28,174	29,635	(4.9%)	Military/Other Carloads	28.6	30.3	(5.6%)

102,055	114,920	(11.2%)	Total	122.2	121.1	0.9%

			Chemical & Petroleum
			Products
3,430	4,055	(15.4%)	Agri Chemicals	4.2	4.0	5.0%
22,771	21,605	5.4%	Other Chemicals	29.8	25.8	15.5%
17,904	17,563	1.9%	Petroleum	23.3	21.1	10.4%
10,479	10,791	(2.9%)	Plastics	18.3	16.3	12.3%

54,584	54,014	1.1%	Total	75.6	67.2	12.5%

			Agriculture and Minerals
39,156	39,398	(0.6%)	Grain	52.0	47.3	9.9%
16,031	15,794	1.5%	Food Products	25.0	22.6	10.6%
14,208	14,289	(0.6%)	Ores and Minerals	11.8	11.2	5.4%
3,475	4,158	(16.4%)	Stone, Clay & Glass	5.0	5.3	(5.7%)

72,870	73,639	(1.0%)	Total	93.8	86.4	8.6%

			Intermodal & Automotive
22,839	27,150	(15.9%)	Automotive	23.7	25.9	(8.5%)
129,305	120,844	7.0%	Intermodal	32.8	29.4	11.6%

152,144	147,994	2.8%	Total	56.5	55.3	2.2%

			TOTAL FOR BUSINESS UNITS
456,796	463,575	(1.5%)		393.2	369.8	6.3%
			Other Revenue	18.1	18.6	(2.7%)

456,796	463,575	(1.5%)	TOTAL	$411.3	$388.4	5.9%

(a)	Certain amounts have been reclassified to reflect changes in the business groups and to conform to the current year presentation.

Kansas City Southern
Income Statement
(Dollars in millions except share and per share data)
(Unaudited)

	Three Months
	Ended March 31,
	2007	2006

Revenues	$411.3	$388.4

Operating expenses:
Compensation and benefits	99.9	95.0
Depreciation and amortization	38.1	38.4
Purchased services	46.7	54.9
Casualties and insurance	19.4	12.6
Fuel	62.5	58.3
Equipment costs	44.9	44.5
Materials and other costs	27.4	23.4

Total operating expenses	338.9	327.1

Operating income	72.4	61.3

Equity in net earnings of unconsolidated affiliates	1.1	0.5
Interest expense	(39.4)	(40.6)
Foreign exchange loss	(3.1)	(4.2)
Other income	0.6	2.9

Income before income taxes and minority interest	31.6	19.9
Income tax expense	9.3	7.0

Income before minority interest	22.3	12.9
Minority interest	0.1	—

Net income	22.2	12.9
Preferred stock dividends	5.2	4.9

Net income available to common shareholders	$17.0	$8.0

Earnings per share:
Basic earnings per share	$0.22	$0.11

Diluted earnings per share	$0.21	$0.11

Average shares outstanding (in thousands):
Basic	75,611	73,926
Potential dilutive common shares	14,724	1,822

Diluted	90,335	75,748